Exhibit 99.1

NEWS RELEASE

For Release on February 4, 2004	Contact: Mark H. Cosmez II
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Results for the Third Quarter of
FY 2004 and Growth in New Orders

     San Ramon, CA — Giga-tronics Incorporated (NASDAQ/NMS: GIGA) reported today that the net loss in the third quarter of fiscal year 2004 decreased 82% to $994,000 or $0.21 per fully diluted share compared to $5,478,000 or $1.17 per fully diluted share for the third quarter of last year. Results in the third quarter last year included an increase in the valuation allowance for $4,298,000 of accrued tax assets. For the nine months, the net loss was $5,109,000 or $1.09 per share fully diluted down 39% versus $8,375,000 or $1.79 per fully diluted share for the same period a year ago.

     Net pre-tax loss from continuing operations for the third quarter was $1,084,000 or $0.23 per fully diluted share, compared to $823,000 or $0.18 per fully diluted share for the same period a year ago. In the latter part of the first quarter of FY 2004, Giga-tronics elected to discontinue the operations at its Dymatix division.

     For the nine month period, the net loss from continuing operations was $2,717,000 or $0.58 per fully diluted share, down 63% from $7,325,000 or $1.57 per fully diluted share last year. Net sales from continuing operations were $3,822,000 in the quarter versus $5,249,000 last year and for the nine months decreased 12% from the prior year.

     New orders from continuing operations have increased over the last two quarters. Orders from continuing operations increased 31% in the third quarter compared to the second quarter. Our book-to-bill ratio in the third quarter was 1.35.

     Orders booked in the third quarter from continuing operations were $5,151,000 compared to $6,416,000 last year and for the nine months were $11,899,000 compared to $13,116,000 a year ago. Backlog at quarter end was $14.4 million (approximately $6.4 million is shippable within one year) as compared to $18.2 million (approximately $9.5 million shippable within one year) in the third quarter of the prior year.

     Cash and cash equivalents at December 27, 2003 was $3,821,000 compared to $4,132,000 as of September 27, 2003 and $3,811,000 at June 28, 2003.

     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the third quarter results. To participate in the call, dial 612-332-0418. The call will also be broadcast on the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of February 4, 2004 only.

     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

     Giga-tronics is a publicly held company, traded on the NASDAQ National Market under the symbol “GIGA”.

     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2003 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended

	December 27, 2003	December 28, 2002	December 27, 2003	December 28, 2002

Net sales	$3,822	$5,249	$14,196	$16,092
Cost of sales	2,732	3,798	9,828	11,112

Gross profit	1,090	1,451	4,368	4,980
Product development	961	814	2,814	3,344
Selling, general and administrative	1,209	1,416	4,273	4,668
Amortization of intangibles	—	6	—	16

Operating expenses	2,170	2,236	7,087	8,028
Operating loss	(1,080)	(785)	(2,719)	(3,048)
Other expense	(4)	(54)	(4)	(125)
Interest income, net	—	16	10	46

Loss from continuing operations before income taxes	(1,084)	(823)	(2,713)	(3,127)
Provision for income taxes	—	4,298	4	4,198

Loss from continuing operations	$(1,084)	$(5,121)	$(2,717)	$(7,325)
Income (loss) on discontinued operations, net of income taxes	90	(357)	(2,392)	(1,050)

Net loss	$(994)	$(5,478)	$(5,109)	$(8,375)

Basic and diluted net income (loss) per share:
From continuing operations	$(0.23)	$(1.09)	$(0.58)	$(1.57)
On discontinued operations	0.02	(0.08)	(0.51)	(0.22)

Basic and diluted net loss per share	$(0.21)	$(1.17)	$(1.09)	$(1.79)

Shares used in per share calculation:
Basic and dilutive	4,708	4,677	4,699	4,666

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 27, 2003	March 29, 2003

Assets
Current assets
Cash and cash equivalents	$3,821	$5,005
Trade accounts receivable, net	2,293	3,245
Inventories	6,814	10,244
Income tax refund receivable	—	100
Prepaid expenses	334	488

Total current assets	13,262	19,082
Property and equipment, net	1,475	2,274
Other assets	360	433

Total assets	$15,097	$21,789

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,142	$1,723
Accrued commissions	261	249
Accrued payroll and benefits	905	1,038
Accrued warranty	678	859
Customer advances	105	796
Obligations under capital lease	31	76
Other current liabilities	782	719

Total current liabilities	3,904	5,460
Obligations under capital lease, net of current portion	—	10
Deferred rent	308	359

Total liabilities	4,212	5,829

Shareholders’ equity
Common stock of no par value	12,729	12,695
Retained earnings (deficit)	(1,844)	3,265

Total shareholders’ equity	10,885	15,960

Total liabilities and shareholders’ equity	$15,097	$21,789